Exhibit 5.1

[Hogan Lovells US LLP Letterhead]

August 22, 2012

Board of Trustees
RLJ Lodging Trust

3 Bethesda Metro Center

Suite 1000

Bethesda, MD  20814

Ladies and Gentlemen:

We are acting as counsel to RLJ Lodging Trust, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the resale from time to time by the selling shareholders identified in the Registration Statement of up to 3,055,239 common shares of beneficial interest, par value $0.01 per share, of the Company, including (i) common shares that were issued to such selling shareholders pursuant to that certain Merger Agreement, dated as of February 1, 2011, by and among RLJ Lodging Fund II, L.P., RLJ Lodging Fund II (PF #1), L.P., RLJ Lodging Trust and RLJ Capital Partners II, LLC or that certain Merger Agreement, dated as of February 1, 2011, by and among RLJ Real Estate Fund III, L.P., RLJ Real Estate Fund III (PF #1), L.P., RLJ Lodging Trust and RLJ Capital Partners III, LLC, as applicable (the “Shares”), and (ii) up to 894,000 common shares (the “Redemption Shares”) that the Company may issue to certain holders of units of limited partnership interest, or OP units, in RLJ Lodging Trust, L.P., and to any of their pledgees, donees, transferees or other successors in interest upon tender of OP units for redemption, which OP units were issued to certain selling shareholders pursuant to that certain Contribution Agreement, dated as of April 25, 2011, as amended, by and between RLJ Lodging Trust and RLJ Development, LLC . This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  We also have assumed that the Shares have not been issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement of Declaration of Trust.  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Title 8 of the Corporations and Associations Article of the

Board of Trustees
RLJ Lodging Trust

Annotated Code of Maryland, as amended” includes the applicable statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares are validly issued, fully paid, and nonassessable and the Redemption Shares, if and when issued in accordance with the terms of the Amended and Restated Agreement of Limited Partnership, dated May 13, 2011, of RLJ Lodging Trust, L.P., will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

Hogan Lovells US LLP